Exhibit 4.2

FIRST AMENDMENT
TO
AMENDED AND RESTATED AGREEMENT OF LIMITED PARTNERSHIP
OF
AMERICAN REALTY CAPITAL GLOBAL OPERATING PARTNERSHIP, L.P.

This FIRST AMENDMENT TO AMENDED AND RESTATED AGREEMENT OF LIMITED PARTNERSHIP OF AMERICAN REALTY CAPITAL GLOBAL OPERATING PARTNERSHIP, L.P. (this “Amendment”), is made as of December 31, 2013 by and among American Realty Capital Global Trust, Inc., a Maryland corporation, in its capacity as the general partner (the “General Partner”) of American Realty Capital Operating Partnership, L.P., a Delaware limited partnership (the “Partnership”), and American Realty Capital Global Special Limited Partnership, LLC, the initial limited partner of the partnership, a Delaware limited liability company (the “Initial Limited Partner”). Capitalized terms used but not otherwise defined in this Amendment shall have the meanings given to such terms in the Amended and Restated Agreement of Limited Partnership of the Partnership, dated as of July 2, 2013 (the “Partnership Agreement”).
RECITALS:
WHEREAS, pursuant to Section 14.1 of the Partnership Agreement, the parties hereto desire to make certain amendments to the Partnership Agreement to specially allocate depreciation deductions to the Initial Limited Partner, who has agreed to bear the economic risk of loss with respect to such depreciation;

NOW THEREFORE, in consideration of the premises made hereunder, and for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

1.Section 4.1(e) of the Partnership Agreement is hereby deleted in its entirety and the following new Section 4.1(e) is substituted in its place:

“(e)    Except as otherwise may be expressly provided herein, (i) the Partners shall have no obligation to make any additional Capital Contributions or provide any additional funding to the Partnership (whether in the form of loans, repayments of loans or otherwise) and (ii) no Partner shall have any obligation to restore any deficit that may exist in its Capital Account, either upon a liquidation of the Partnership or otherwise.”

2.Section 8.6(a) of the Partnership Agreement is hereby amended by inserting the following sentence at the end thereof:

“Notwithstanding the foregoing, the Initial Limited Partner shall not be permitted to exchange any portion of its Partnership Units pursuant to this subparagraph 8.6(a) unless and until the Initial Limited Partner does not have a deficit balance in its Capital Account.”

3.Section 13.3 of the Partnership Agreement is hereby deleted in its entirety and the following new Section 13.3 is substituted in its place:

“13.3    Obligation to Contribute Deficit

If any Partner (other than a holder of Restricted Class B Units or the Initial Limited Partner) has a deficit balance in his, her, or its Capital Account (after giving effect to all contributions, distributions and allocations for all taxable years, including the year of liquidation occurs), such Partner shall have no obligation to make any contribution to the capital of the Partnership with respect to such deficit, and such deficit shall not be considered a debt owed to the Partnership or to any other Person for any purpose whatsoever. If a holder of Restricted Class B Units has a deficit balance in its Capital Account attributable to such Restricted Class B Units and/or the Initial Limited Partner has a deficit balance in its Capital Account attributable to and to the extent of the special allocation of Depreciation provided for in subparagraph 1(c)(iv) of Exhibit B (after giving effect to all contributions, distributions and allocations for all taxable years, including the year liquidation occurs), such holders of Restricted Class B Units and/or the Initial Limited Partner shall restore and contribute to the capital of the Partnership the amount necessary to restore such deficit balance to zero. In the case of a holder of Restricted Class B Units, such contribution shall not exceed an amount equal to the excess of the cash distributions of Net Sales Proceeds made (if any) to such holder of Restricted Class B Units over the amount of Net Property Gain and Liquidating Gain allocated to such holder of Restricted Class B Units in accordance with subparagraph 1(c)(ii) of Exhibit B. In the case of the Initial Limited Partner, such contribution shall not exceed the excess of the amount of Depreciation specially allocated to the Initial Limited Partner pursuant to subparagraph 1(c)(iv) of Exhibit B over the amount of Net Property Gain or Liquidation Gain allocated to the Initial Limited Partner in accordance with subparagraph 1(c)(v) of Exhibit B. This deficit restoration obligation is intended to comply with Section 1.704-1(b)(2)(ii)(b)(3) of the Regulations and shall be satisfied before the later to occur of (x) the end of the taxable year in which the Partnership (or the interest of a Restricted Class B Unit Holder and/or the Initial Limited Partner) is liquidated, or (y) ninety (90) days after the date of the liquidation of the Partnership (or the interest of a Restricted Class B Unit Holder and/or the Initial Limited Partner), which amount shall be paid to creditors of the Partnership or, if the amount contributed exceeds the amount due creditors, shall be distributed to the Partners with positive Capital Account balances.”

4.Clause (ii) of subparagraph 1(c) of Exhibit B of the Partnership Agreement is amended by adding the text “and (v)” immediately after the text “subparagraph 1(c)(i)” in the first sentence.

5.Subparagraph 1(c) of Exhibit B of the Partnership Agreement is amended by adding the following clauses after clause (iii):

“(iv)    Special Allocation of Depreciation. Depreciation shall be allocated first to the Initial Limited Partner until the cumulative amount of Depreciation allocated to the Initial Limited Partner pursuant to this subparagraph 1(c)(iv) for all years equals $10,000,000.

(v)    Special Allocation of Net Property Gain and Liquidating Gain. After giving effect to the allocations in subparagraph 1(c)(i) and paragraph 2 and to the extent not previously allocated pursuant to subparagraph 2(b), but prior to any allocation under subparagraph 1(a), 1(b) and/or 1(c)(ii), Net Property Gain and Liquidating Gain shall be allocated first to the Initial Limited Partner to the extent of the cumulative amount of Depreciation allocated to the Initial Limited partner pursuant to subparagraph 1(c)(iv).”

6.The execution, delivery and effectiveness of this Amendment shall not operate (a) as an amendment or modification of any provision, right or obligation of any Partner under the Partnership Agreement except as specifically set forth in this Amendment or (b) as a waiver or consent to any subsequent action or transaction.

7.This Amendment shall be construed and enforced in accordance with and governed by the laws of the State of Delaware, without regard to the principles of conflicts of laws thereof.

8.This Amendment may be executed in one or more counterparts, each of which shall be an original and all of which, when taken together, shall constitute one and the same agreement.

9.This Amendment shall become effective when each party hereto shall have received a counterpart hereof signed by all of the other parties hereto.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the undersigned, intending to be legally bound hereby, have duly executed this Agreement as of the date and year first aforesaid.

GENERAL PARTNER:

AMERICAN REALTY CAPITAL GLOBAL TRUST, INC.

By:     /s/ Nicholas S. Schorsch
Name:    Nicholas S. Schorsch
Title: Chairman and Chief Executive Officer

INITIAL LIMITED PARTNER:

AMERICAN REALTY CAPITAL GLOBAL SPECIAL LIMITED PARTNERSHIP, LLC

By:     /s/ Nicholas S. Schorsch
Name:    Nicholas S. Schorsch
Title: Chairman and Chief Executive Officer